SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 1, 2004

Rockford Corporation

(Exact name of registrant as specified in its charter)

Arizona	000-30138	86-0394353
(State or other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(480) 967-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Rockford Corporation has entered into and completed an agreement to sell its interest in SimpleDevices, Inc. to Universal Electronics, Inc. The sale was completed on October 1 pursuant to a Stock Purchase Agreement of the same date between Universal, SimpleDevices, and substantially all the stockholders and optionholders of SimpleDevices. Under the Agreement, Universal purchased substantially all of the equity of SimpleDevices. Universal agreed to pay approximately $12.5 million in cash for the equity of SimpleDevices (with $2 million of this payment placed into an escrow account that may be used to pay claims relating to the representations made in the Agreement). Universal may also make a performance based payment of unregistered shares of Universal common stock to SimpleDevices employees who held non-vested options; however, Rockford will not receive any payment of Universal stock. Universal also repaid a loan from Rockford to SimpleDevices of approximately $1.4 million dollars.

     At the closing Rockford received cash payments totaling $7,825,402, including $6,413,479 for the sale of Rockford’s shares of SimpleDevices and $1,411,923 in payment of its loan to SimpleDevices.

     In addition to the cash proceeds, $1,167,869 of additional proceeds for the sale of Rockford’s shares were placed into the escrow account that will be used to pay any claims of Universal relating to the representations and warranties made in the Stock Purchase Agreement. If there are no claims, one-third of the escrow amount will be released to Rockford in 6 months and the rest will be released in 2 years.

     Rockford was the holder of a majority of the common stock of SimpleDevices. Under the Stock Purchase Agreement, Rockford and the other stockholders sold all of their respective interests in SimpleDevices to Universal.

     Rockford no longer holds any interest in SimpleDevices. Rockford continues to own the OmniFi business that markets hardware using SimpleDevices software. Rockford and Simple are parties to a license agreement that will allow Rockford to continue to market the OmniFi product line using SimpleDevices software. Rockford and Simple are also parties to a Technology Services Agreement under which SimpleDevices is expected to assist Rockford with the development of additional OmniFi hardware products.

     SimpleDevices is engaged in the business of developing software designed to allow devices connected to home or mobile audio systems to access computer networks and play music and video from the networks on such systems. SimpleDevices has developed hardware marketed under the Omnifi brand name for Rockford. Omnifi products allow the consumer to listen to music files that are located on their personal computer through their home theater system and mobile audio system. Omnifi products move the music files to the home theater or mobile system using either wired or wireless (WiFi) technology.

Item 7.01. Regulation FD Disclosure

     On October 4, 2004, Rockford issued a news release regarding the sale of SimpleDevices, Inc. to Universal Electronics, Inc., also discussed in Item 2.01 of this report. A copy of the news release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	News Release of Rockford Corporation dated October 4, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockford Corporation (Registrant)
Date: October 5, 2004	By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer